Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2007, accompanying the consolidated financial statements included in the Annual Report of Western Sizzlin Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Western Sizzlin Corporation and Subsidiaries on Forms S-8 (File No. 333-127523, File No. 333-67641 and File No. 333-118934).

/s/ Grant Thornton
Greensboro, North Carolina
April 11, 2008